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As filed with the Securities and Exchange Commission on April 8, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPROTT PHYSICAL GOLD AND SILVER TRUST
(Exact name of Registrant as specified in its charter)

Province of Ontario, Canada (Province or other Jurisdiction of Incorporation or Organization)	1040 (Primary Standard Industrial Classification Code Number)	98-1399794 (I.R.S. Employer Identification No.)

Royal Bank Plaza,
South Tower
200 Bay Street, Suite 2600
Toronto, Ontario,
Canada M5J 2J1
(416) 943-8099
(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service in the United States)

Copies to:
Lara Misner Sprott Asset Management LP Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600 Toronto, Ontario, Canada M5J 2J1 (416) 943-8099	John Ciardullo J.R. Laffin Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 (416) 869-5500	Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below):
		1.	☐	pursuant to Rule 467(b) on ( ) at ( ).
		2.	☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
		3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)

Units	US$1,000,000,000	US$1,000,000,000	US$109,100

(1)
There are being registered under this Registration Statement such indeterminate number of Units of the Registrant as shall have an aggregate initial offering price not to exceed US$1,000,000,000. The proposed maximum initial offering price per Unit will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)
In United States dollars or the equivalent thereof in Canadian dollars.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). A registration fee of US$181,800 has previously been paid with respect to securities that were previously registered under the Registrant's registration statement on Form F-10 filed on February 13, 2019 (No. 333-229639) (the "Prior Registration Statement"). Pursuant to Rule 457(p) under the Securities Act, US$109,100 of the unutilized registration fee of US$117,386.82 in connection with US$968,538,146.42 of unsold securities from the Prior Registration Statement shall be applied to offset the registration fee payable in connection with this Registration Statement.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus has been filed under legislation in all provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Sprott Asset Management LP, the manager of Sprott Physical Gold and Silver Trust, located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1, Telephone: (416) 943-8099 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	April 8, 2021

Sprott Physical Gold and Silver Trust

US$1,000,000,000
Trust Units

Sprott Physical Gold and Silver Trust (the "Trust") may offer from time to time, during the 25-month period that this short form base shelf prospectus (including any amendments hereto) (the "prospectus") remains effective, up to US$1,000,000,000 of transferable, redeemable trust units (the "trust units"). Each trust unit represents an equal, fractional, undivided ownership interest in the net assets of the Trust attributable to the particular class of trust units. To date, the Trust has issued only one class or series of trust units, which is the class of trust units that will be qualified by this prospectus. The Trust is a closed-end mutual fund trust established under the laws of the Province of Ontario and is managed by Sprott Asset Management LP (the "Manager"). See "Sprott Physical Gold and Silver Trust  —  Management of the Trust  —  The Manager" for further information about the Manager. The Trust was created in connection with the acquisition of the common shares of Central Fund of Canada Limited ("CFCL") and the right to administer and manage CFCL's assets (the "Arrangement"), and to invest and hold substantially all of its assets in physical gold bullion and silver bullion. See "Sprott Physical Gold and Silver Trust  —  Business of the Trust  —  Investment Objectives of the Trust" for further information about the Trust's investment objectives.

The specific terms of the trust units offered, including the number of trust units offered and the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be "at-the-market" distributions as defined in National Investment 44-102  —  Shelf Distribution ("NI 44-102")), will be described in supplements to this prospectus (each a "prospectus supplement"). All shelf information omitted from this prospectus under applicable laws will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the trust units to which the prospectus supplement pertains. A prospectus supplement may include specific terms pertaining to the trust units that are not within the alternatives or parameters described in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

This prospectus may qualify an "at-the-market distribution" as defined in NI 44-102.

The trust units are listed and posted for trading on NYSE Arca under the symbol "CEF" and on the Toronto Stock Exchange (the "TSX") under the symbols "CEF" (Canadian dollar denominated) and "CEF.U" (U.S. dollar denominated). On April 7, 2021, the last trading day prior to the date hereof, the closing price of the trust units on NYSE Arca and on the TSX was US$17.68 and Cdn$22.33, respectively.

The Trust may sell the trust units to or through underwriters or dealers purchasing as principals to one or more purchasers directly, or through agents designated from time to time by the Manager on behalf of the Trust. Subject to the provisions of the Trust Agreement (as defined below) pursuant to which the Trust was established, the trust units may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing market price of the trust units or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the trust units. The prospectus supplement relating to a particular offering of the trust units will identify each underwriter, dealer or agent engaged by the Trust in connection with the offering and sale of the trust units, and will set forth the terms of the offering of such trust units, the method of distribution of such trust units including, to the extent applicable, the proceeds to the Trust, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material term of the plan of distribution. In connection with such offering, other than an "at-the-market" distribution, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to stabilize or maintain the market price of the trust units at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

No underwriter of the at-the-market distribution, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the securities or securities of the same class as the securities distributed under the ATM prospectus, including selling an aggregate number or principal amount of securities that would result in the underwriter creating an over-allocation position in the securities.

The Trust is not a trust company and does not carry on business as a trust company and, accordingly, the Trust is not registered under the trust company legislation of any jurisdiction. Trust units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under provisions of that Act or any other legislation.

The Trust is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (the "MJDS"), to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. The Trust prepares its financial statements, which are incorporated by reference in this prospectus, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). These financial statements may not be comparable to the financial statements of United States issuers.

Purchasing the trust units may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement.

Your ability to enforce civil liabilities under United States federal securities laws or securities laws of other relevant jurisdictions may be affected adversely because the Trust is a mutual fund trust established under the laws of the Province of Ontario. Each of the Trust, the Manager, and Sprott Asset Management GP Inc. (the "GP"), which is the general partner of the Manager, is organized under the laws of the Province of Ontario, Canada and the Trust's trustee, RBC Investor Services Trust ("RBC Investor Services" or the "Trustee"), is organized under the federal laws of Canada, and all of their executive offices and substantially all of the administrative activities and a majority of their assets are located outside the United States. In addition, the directors and officers of the Trustee and the GP are residents of jurisdictions other than the United States and all or a substantial portion of the assets of those persons are or may be located outside such jurisdictions.

See "Risk Factors" for a discussion of certain considerations relevant to an investment in the trust units offered hereby. In the opinion of Stikeman Elliott LLP, counsel to the Trust, the trust units, once offered under a prospectus supplement, will be qualified investments for certain funds, plans and accounts under the Income Tax Act (Canada) (the "Tax Act") as set out under the heading "Eligibility Under the Tax Act for Investment by Canadian Exempt Plans".

Neither the SEC nor any U.S. state securities regulator has approved or disapproved of these trust units or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

The registered and head office of the Trust is located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, M5J 2J1.

FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, financial information in this prospectus has been prepared in accordance with IFRS. The financial information of the Trust incorporated by reference herein is presented in U.S. dollars. Unless otherwise noted herein, all references to "$", "US$", "United States dollars", "U.S. dollars" or "dollars" are to the currency of the United States and all references to "Cdn$" or "Canadian dollars" are to the currency of Canada.

 EXCHANGE RATE

        The following table sets out certain exchange rates based upon the daily average rate published by the Bank of Canada. The rates are set out as United States dollars per Cdn$1.00.

	Years Ended December 31,
	2020	2019
Low	$0.6898	$0.7353
High	$0.7863	$0.7699
Average	$0.7461	$0.7537
End	$0.7854	$0.7699

        On April 7, 2021, the daily average rate for United States dollars in terms of Canadian dollars, as quoted by the Bank of Canada was Cdn$1.00 = US$0.7926.

DOCUMENTS INCORPORATED BY REFERENCE

        Incorporated by reference in this prospectus is certain information contained in documents filed by the Trust with the securities regulatory authorities in each of the provinces and territories of Canada, which have also been filed with, or furnished to, the SEC. This means that the Trust is disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any other subsequently-filed document which also is or is deemed to be incorporated by reference herein.

        You may obtain copies of the documents incorporated by reference in this prospectus on request without charge by contacting the Manager, located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1, Telephone: (416) 943-8099 (toll free number: 1-855-943-8099), as well as through the sources described below under "Additional Information".

        The following documents are specifically incorporated by reference in this prospectus:

  (a)
  the annual information form of the Trust for its fiscal year ended December 31, 2020, dated March 22, 2021 (the "AIF");

  (b)
  the audited annual statements of financial position of the Trust as at December 31, 2020 and 2019, the statements of comprehensive income (loss), changes in equity and cash flows for each of its fiscal years ended December 31, 2020 and December 31, 2019, and the related notes and the report of the auditors thereon (collectively, the "Financial Statements"); and

  (c)
  the management report of fund performance of the Trust for its fiscal year ended December 31, 2020 (the "MRFP").

        Any documents of the type referred to in the preceding paragraph with respect to the Trust or material change reports (other than confidential material change reports) or required to be incorporated by reference herein pursuant to National Instrument 44-101  —  Short Form Prospectus Distributions, as well as all prospectus supplements disclosing additional or updated information, filed by the Trust with the securities regulatory authorities in Canada subsequent to the date of this prospectus and prior to 25 months from the date of issuance of the receipt for this prospectus shall be deemed to be incorporated by reference in this prospectus.

        When new documents of the type referred to in the paragraphs above are filed by the Trust with the securities regulatory authorities in Canada during the currency of this prospectus, such documents will be deemed to be incorporated by reference in this prospectus and the previous documents of the type referred to in the paragraphs above and all material change reports, unaudited interim financial statements (and management reports of fund performance of the Trust relating thereto) and certain prospectus supplements filed by the Trust with the securities regulatory authorities in Canada before the commencement of the financial year in which the new documents are filed will no longer be deemed to be incorporated by reference in this prospectus.

        The documents identified above as incorporated by reference into this prospectus have been filed with or furnished to the SEC as follows: (1) the AIF has been filed as Exhibit 99.5 to the Trust's annual report on Form 40-F filed with the SEC on March 22, 2021; (2) the Annual Financial Statements have been filed as Exhibit 99.6 to the Trust's annual report on Form 40-F filed with the SEC on March 22, 2021; and (3) the MRFP has been filed as Exhibit 99.6 to the Trust's annual report on Form 40-F filed with the SEC on March 22, 2021.

        In addition, to the extent that any document or information incorporated by reference into this prospectus is filed with or furnished to the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus, such document or information will be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part (in the case of a report on Form 6-K, if and to the extent expressly provided therein.)

        A prospectus supplement containing the specific terms of any trust units offered will be delivered to purchasers of such trust units together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of trust units covered by that prospectus supplement unless otherwise provided therein.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ADDITIONAL INFORMATION

        The Trust has filed with the SEC a registration statement on Form F-10 of which this prospectus will form a part. This prospectus does not contain all the information set out in the registration statement. For further information about the Trust and the trust units, please refer to the registration statement, including the exhibits to the registration statement.

        The Trust is subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith, the Trust files or furnishes reports and other information with or to the SEC and with the securities regulatory authorities of each of the provinces and territories of Canada. Under the MJDS, the Trust may generally prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, the Trust is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal unitholders of the Trust are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Trust is not required to publish financial statements as promptly as United States companies.

        The reports and other information that the Trust files with, or furnishes to, the SEC may be accessed electronically through the SEC's Electronic Document Gathering and Retrieval System at www.sec.gov. Copies of reports, statements and other information that the Trust files with the Canadian provincial and territorial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

        Each of the Trust, the Manager, and the GP is organized under the laws of the Province of Ontario, Canada and the Trustee is organized under the federal laws of Canada, and all of their executive offices and substantially all of the administrative activities and a majority of their assets are located outside the United States. In addition, the directors and officers of the Trustee and the GP are residents of jurisdictions other than the United States and all or a substantial portion of the assets of those persons are or may be located outside such jurisdictions.

        As a result, you may have difficulty serving legal process within your jurisdiction upon any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, as applicable, or enforcing judgments obtained in courts in your jurisdiction against any of them or the assets of any of them located outside your jurisdiction, or enforcing against them in the appropriate Canadian court judgments obtained in courts of your jurisdiction, including, but not limited to, judgments predicated upon the civil liability provisions of the federal securities laws of the United States, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable, based upon United States federal securities laws.

        While you, whether or not a resident of the United States, may be able to commence an action in Canada relating to the Trust and may also be able to petition Canadian courts to enforce judgments obtained in the courts of any part of the United States against any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, you may face additional requirements serving legal process within the United States upon or enforcing judgments obtained in the United States courts against any of them or the assets of any of them located outside the United States, or enforcing against any of them in the appropriate Canadian courts judgments obtained in the courts of any part of the United States, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable.

        In the United States, the Trust and the Trustee each filed with the SEC, concurrently with the Trust's registration statement on Form F-10, an appointment of agent for service of process on separate Forms F-X. Under such Forms F-X, the Trust and the Trustee each appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Trust or the Trustee in a U.S. court arising out of or related to or concerning any offering of trust units under this prospectus as supplemented by a prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus, including any documents incorporated by reference, that are not purely historical are forward-looking statements. The Trust's forward-looking statements include, but are not limited to, statements regarding its or its management's expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predicts," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

  •
  trading of the trust units on NYSE Arca or the TSX;

  •
  the Trust's objectives and strategies to achieve the objectives;

  •
  success in obtaining physical gold bullion and silver bullion in a timely manner and allocating such gold and silver;

  •
  success in retaining or recruiting, or changes required in, the officers or key employees of the Manager; and

  •
  the gold and silver industries, sources of and demand for physical gold bullion and silver bullion, and the performance of the gold and silver markets.

        The forward-looking statements contained in this prospectus, including any document incorporated by reference, are based on the Trust's current expectations and beliefs concerning future developments and their potential effects on the Trust. There can be no assurance that future developments affecting the Trust will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Trust's control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include those factors described under the heading "Risk Factors" in this prospectus and in any prospectus supplement. Should one or more of these risks or uncertainties materialize, or should any of the Trust's assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Trust undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SPROTT PHYSICAL GOLD AND SILVER TRUST

        The following is a summary of information pertaining to the Trust and does not contain all the information about the Trust that may be important to you. You should read the more detailed information including but not limited to the AIF, the Financial Statements and the MRFP and related notes that are incorporated by reference into and are considered to be a part of this prospectus.

Organization of the Trust

        Sprott Physical Gold and Silver Trust was established on October 26, 2017 under the laws of the Province of Ontario, Canada, pursuant to a trust agreement dated as of October 26, 2017 and as further amended as of September 17, 2018 (the "Trust Agreement"). The Trust has received relief from certain provisions of National Instrument 81-102  —  Investment Funds ("NI 81-102"), and, as such, the Trust is not subject to certain of the policies and regulations of the Canadian Securities Administrators that apply to other funds. See "Exemptions and Approvals".

Management of the Trust

The Manager

        Sprott Asset Management LP is the Manager of the Trust. The Manager acts as the manager of the Trust pursuant to the Trust Agreement and the management agreement between the Trust and the Manager. The Manager is a limited partnership formed and organized under the laws of the Province of Ontario, Canada, pursuant to the Limited Partnerships Act (Ontario) by declaration dated September 17, 2008. The general partner of the Manager is the GP, which is a corporation incorporated under the laws of the Province of Ontario, Canada, on September 17, 2008. The GP is a wholly-owned subsidiary of Sprott Inc., which is a corporation incorporated under the laws of the Province of Ontario, Canada, on February 13, 2008. Sprott Inc. is also the sole limited partner of the Manager. Sprott Inc. is a public company whose common shares are listed and posted for trading on the TSX and the New York Stock Exchange under the symbol "SII". See "Responsibility for Operation of the Trust  —  The Manager" in the AIF for further information.

        As of December 31, 2020, the Manager, together with its affiliates and related entities, had assets under management totaling approximately U.S.$17.4 billion, and provided management and investment advisory services to many entities, including private investment funds, the Sprott mutual funds, certain discretionary managed accounts, and management of certain companies through its subsidiary, Sprott Consulting LP. The Manager also acts as: (A) manager of (i) the Sprott Physical Silver Trust, a closed-end mutual fund trust whose trust units are listed and posted for trading on the TSX and the NYSE Arca that invests and holds substantially all of its assets in physical silver bullion, (ii) the Sprott Physical Gold Trust, a closed-end mutual fund trust whose trust units are listed and posted for trading on the TSX and the NYSE Arca that invests and holds substantially all of its assets in physical gold bullion and (iii) the Sprott Physical Platinum and Palladium Trust, a closed-end mutual fund trust whose units are listed and posted for trading on the TSX and the NYSE Arca that invests and holds substantially all of its assets in physical platinum and palladium bullion; and (B) sub-advisor for (i) the Ninepoint Gold Bullion Fund, a Canadian public mutual fund that invests in physical gold bullion and (ii) the Ninepoint Silver Bullion Fund, a Canadian public mutual fund that invests in physical silver bullion.

        The Manager is responsible for the day-to-day business and administration of the Trust, including management of the Trust's portfolio and all clerical, administrative and operational services. The Trust maintains a public website that contains information about the Trust and the trust units. The internet address of the website is http://sprott.com/investment-strategies/physical-bullion-trusts/. This internet address is provided here only as a convenience to you, and the information contained on or connected to the website is not incorporated into, and does not form part of, this prospectus.

The Trustee

        The Trustee, a trust company organized under the federal laws of Canada, is the trustee of the Trust. The Trustee holds title to the Trust's assets and has, together with the Manager, exclusive authority over the assets and affairs of the Trust. The Trustee has a fiduciary responsibility to act in the best interest of the unitholders.

The Custodians

        The Trust employs two custodians. The Royal Canadian Mint (the "Mint"), acts as custodian for the Trust's physical gold bullion and silver bullion pursuant to the Gold and Silver Storage Agreement (as defined below). The Mint is a Canadian Crown corporation, which acts as an agent of the Canadian Government, and its obligations generally constitute unconditional obligations of the Canadian Government. The Mint is responsible for and bears all risk of the loss of, and damage to, the Trust's physical gold bullion and silver bullion that is in the Mint's custody, subject to certain limitations, including events beyond the Mint's control and proper notice by the Manager. The Trust continues to transport the physical gold bullion and silver bullion previously stored by CFCL's bullion custodian Canadian Imperial Bank of Commerce to the Mint's control.

        RBC Investor Services acts as custodian on behalf of the Trust for the Trust's assets other than physical gold bullion and silver bullion. RBC Investor Services is only responsible for the Trust's assets that are directly held by it, its affiliates or appointed sub-custodians.

        Under the Trust Agreement, the Manager, with the consent of the Trustee, may determine to change the custodial arrangements of the Trust.

Principal Offices

        The Trust's office is located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1. The Manager's office is located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1 and its telephone number is (416) 943-8099 (toll free: 1-855-943-8099). The Trustee's office is located at 155 Wellington Street West, Street Level, Toronto, Ontario, Canada M5V 3L3. The custodian for the Trust's physical gold bullion and silver bullion, the Mint, has its office located at 320 Sussex Drive, Ottawa, Ontario, Canada K1A 0G8, and the custodian for the Trust's assets other than physical gold bullion and silver bullion, RBC Investor Services, has its office located at 155 Wellington Street West, Street Level, Toronto, Ontario, Canada M5V 3L3.

Business of the Trust

Investment Objectives of the Trust

        The Trust was created in connection with the Arrangement to invest and hold substantially all of its assets in physical gold bullion and silver bullion. Many investors are unwilling to invest directly in physical gold bullion and silver bullion due to inconveniences such as transaction, handling, storage, insurance and other costs that are typical of a direct investment in physical gold bullion and silver bullion. The Trust seeks to provide a secure, convenient and exchange-traded investment alternative for investors interested in holding physical gold bullion and silver bullion without the inconvenience that is typical of a direct investment in physical gold bullion and silver bullion. The Trust invests primarily in long-term holdings of unencumbered, fully allocated, physical gold bullion and silver bullion and will not speculate with regard to short-term changes in gold and silver prices. The Trust does not anticipate making regular cash distributions to unitholders. The Trust holds no assets that are subject to special arrangements arising from their illiquid nature (to the extent that any such assets are held, in compliance at all times with the Investment and Operating Restrictions (as defined below)).

Investment Strategies of the Trust

        The Trust is expressly prohibited from investing in units or shares of other investment funds or collective investment schemes other than money market mutual funds and then only to the extent that its interest does not exceed 10% of the total net assets of the Trust.

        The Trust may not borrow funds except under limited circumstances as set out in NI 81-102 and, in any event, not in excess of 10% of the total net assets of the Trust.

Borrowing Arrangements

        The Trust has no borrowing arrangements in place and is unleveraged. The Trust has historically not used leverage and the Manager has no intention of doing so in the future (save for the short-term borrowings to settle trades). Unitholders will be notified of any changes to the Trust's use of leverage.

        Calculating Net Asset Value ("NAV")

        The value of the net assets of the Trust and the net asset value for a particular class or series of a class of trust units (the "Class Net Asset Value") are determined daily as of 4:00 p.m., Toronto time, on each business day by the Trust's valuation agent, which is RBC Investor Services. Throughout this prospectus, unless otherwise indicated, the term "business day" refers to any day on which NYSE Arca or the TSX is open for trading. In addition, the Manager may calculate the value of the net assets of the Trust, the Class Net Asset Value and the NAV per trust unit at such other times as the Manager deems appropriate. The value of the net assets of the Trust as of the valuation time on any such day is equal to the aggregate fair market value of the assets of the Trust as of such date, less an amount equal to the fair value of the liabilities of the Trust (excluding all liabilities represented by outstanding trust units, if any) as of such date. The valuation agent calculates the NAV by dividing the value of the net assets of the class of the Trust represented by the trust units on that day by the total number of trust units of that class then outstanding on such day. The total NAV of the Trust as of April 7, 2021 was $4,091,814,837.96.

Redemption of Trust Units for Physical Gold Bullion and Silver Bullion

        Subject to the terms of the Trust Agreement and the Manager's right to suspend redemptions, trust units may be redeemed at the option of a unitholder for physical gold bullion and silver bullion in any month. Unitholders may redeem trust units for physical gold bullion and silver bullion, provided the redemption request is for the "Minimum Bullion Redemption Amount", being 100,000 trust units, provided that if 100,000 trust units is not at least equivalent to the aggregate value of (i) one London Good Delivery bar of gold (as defined below), (ii) such number of London Good Delivery bars of silver (as defined below) with an aggregate value that is proportionate to the aggregate value of one London Good Delivery bar of gold based on the proportionate value of physical gold bullion and silver bullion held by the Trust and (iii) applicable expenses, the Minimum Bullion Redemption Amount shall be such number of trust units as are at least equivalent to the aggregate value (i) one London Good Delivery bar of gold, (ii) the "Proportionate Silver Amount", being such number of London Good Delivery bars of silver with an aggregate value that is proportionate to the aggregate value of one London Good Delivery bar of gold based on the proportionate value of physical gold bullion and silver bullion held by the Trust, and (iii) applicable expenses. Trust units redeemed for physical gold bullion and silver bullion will have a redemption value equal to the aggregate value of the NAV per trust unit of the redeemed trust units on the last day of the month on which NYSE Arca is open for trading in the month during which the redemption request is processed. Certain expenses described below will be subtracted from the value of the redeemed trust units and the resulting amount the unitholder will receive (the "Redemption Amount"). The amount of physical gold bullion and silver bullion a redeeming unitholder is entitled to receive will be determined by the Manager, who will, other than as described below, allocate the Redemption Amount to physical gold bullion and silver bullion in direct proportion to the value of physical gold bullion and silver bullion held by the Trust at the time of redemption (each, a "Bullion Redemption Amount"). The quantity of each particular metal delivered to a redeeming unitholder will be dependent on the applicable Bullion Redemption Amount and the number and individual weight of London Good Delivery bars of that metal that are held by the Trust on the redemption date. A "London Good Delivery bar" of gold weighs between 350 and 430 troy ounces (generally, most bars weigh between 390 and 410 troy ounces). A "London Good Delivery bar" of silver weighs between 750 and 1,000 troy ounces (approximately 23 to 34 kilograms) and usually are approximately 1,000 troy ounces. A redeeming unitholder may not receive physical gold bullion and silver bullion in the proportions then held by the Trust and, if the Trust does not have a London Good Delivery bar of a particular metal in inventory of a value equal to or less than the applicable Bullion Redemption Amount, the redeeming unitholder will not receive any of that metal. The ability of a unitholder to redeem trust units for physical gold bullion and silver bullion may be limited by the number of London Good Delivery bars held by the Trust at the time of redemption. A unitholder redeeming trust units for physical gold bullion and silver bullion will be responsible for expenses in connection with effecting the redemption and applicable delivery expenses, including the handling of the notice of redemption, the delivery of the physical gold bullion and silver bullion for trust units that are being redeemed and the applicable fees charged by the Mint in connection with such redemption, including but not limited to gold and silver storage redemption fees, pallet repackaging fees, pallet banding fees and administrative fees.

        Notwithstanding the foregoing, unitholders that are constituted and authorized as Undertakings for Collective Investments in Transferable Securities ("UCITS") or are otherwise prohibited by their investment policies, guidelines or restrictions from receiving physical gold bullion and silver bullion may only redeem trust units for cash.

        Since inception, 58,231,331 trust units have been redeemed for physical gold bullion and silver bullion.

        A unitholder that owns a sufficient number of units who desires to exercise redemption privileges for physical gold bullion and silver bullion must do so by instructing his, her or its broker, who must be a direct or indirect participant of CDS Clearing and Depository Services Inc. or The Depository Trust Company, to deliver to the transfer agent, TSX Trust Company, on behalf of the unitholder a written notice (the "Bullion Redemption Notice"), of the unitholder's intention to redeem trust units for physical gold bullion and silver bullion (the transfer agent is permitted to directly accept redemption requests. See "Exemptions and Approvals"). If a unitholder desires to redeem trust units for bullion, and such unitholder holds his, her or its units through the direct registration system ("DRS"), the unitholder first has to request and then receive a trust unit certificate before engaging in the redemption process. A Bullion Redemption Notice must be received by the transfer agent no later than 4:00 p.m., Toronto time, on the 15th day of the month in which the Bullion Redemption Notice will be processed or, if such day is not a business day, then on the immediately following day that is a business day. Any Bullion Redemption Notice received after such time will be processed in the next month. Any Bullion Redemption Notice must include a valid signature guarantee to be deemed valid by the Trust.

        Physical gold bullion and silver bullion received by a unitholder as a result of a redemption of trust units will be delivered by armoured transportation service carrier pursuant to delivery instructions provided by the unitholder to the Manager, provided that the delivery instructions are acceptable to the armoured transportation service carrier. Physical gold bullion and silver bullion delivered to an institution located in North America authorized to accept and hold London Good Delivery bars will likely retain its London Good Delivery status while in the custody of such institution; physical gold bullion and silver bullion delivered pursuant to a unitholder's delivery instruction to a destination other an institution located in North America authorized to accept and hold London Good Delivery bars will no longer be deemed London Good Delivery once received by the unitholder.

Redemption of Trust Units for Cash

        Unitholders whose trust units are redeemed for cash will be entitled to a redemption price equal to 95% of the lesser of (i) the volume-weighted average trading price of the trust units traded on NYSE Arca or, if trading has been suspended on NYSE Arca, the trading price of the trust units traded on the TSX, for the last five days on which the respective exchange is open for trading for the month in which the redemption request is processed and (ii) the NAV of the redeemed trust units as of 4:00 p.m., Toronto time, on the last day of the month on which NYSE Arca is open for trading for the month in which the redemption request is processed. Cash redemption proceeds will be transferred to a redeeming unitholder approximately three business days after the end of the month in which the redemption notice is processed.

        Since inception until April 7, 2021, 125,165 trust units have been redeemed by the Trust for cash.

        To redeem trust units for cash, a unitholder must instruct the unitholder's broker to deliver a notice to redeem trust units for cash (the "Cash Redemption Notice") to the transfer agent (the transfer agent is permitted to accept redemption requests. See "Exemptions and Approvals"). If a unitholder desires to redeem trust units for cash, and such unitholder holds his, her or its trust units through DRS, the unitholder first has to request and then receive a trust unit certificate before engaging in the redemption process. A Cash Redemption Notice must be received by the transfer agent no later than 4:00 p.m., Toronto time, on the 15th day of the month in which the Cash Redemption Notice will be processed or, if such day is not a business day, then on the immediately following day that is a business day. Any Cash Redemption Notice received after such time will be processed in the next month. Any Cash Redemption Notice must include a valid signature guarantee to be deemed valid by the Trust.

Investment and Operating Restrictions

        In making investments on behalf of the Trust, the Manager is subject to certain investment and operating restrictions (the "Investment and Operating Restrictions"), which are set out in the Trust Agreement. The Investment and Operating Restrictions may not be changed without the prior approval of unitholders by way of an extraordinary resolution, which must be approved, in person or by proxy, by unitholders holding trust units representing in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement, at a duly constituted meeting of unitholders, or at any adjournment thereof, called and held in accordance with the Trust Agreement, or a written resolution signed by unitholders holding trust units representing in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement, unless such change or changes are necessary to ensure compliance with applicable laws, regulations or other requirements imposed from time to time by applicable securities regulatory authorities.

        The Investment and Operating Restrictions provide that the Trust:

  (a)
  will invest in and hold a minimum of 90% of the total net assets of the Trust in physical gold bullion and silver bullion in London Good Delivery bar form and hold no more than 10% of the total net assets of the Trust, at the discretion of the Manager, in physical gold bullion and silver bullion (in London Good Delivery bar form or otherwise), gold or silver coins, debt obligations of or guaranteed by the Government of Canada or a province of Canada or by the Government of the United States or a state thereof, short-term commercial paper obligations of a corporation or other person whose short-term commercial paper is rated R-1 (or its equivalent, or higher) by Dominion Bond Rating Service Limited or its successors or assigns or F1 (or its equivalent, or higher) by Fitch Ratings or its successors or assigns or A-1 (or its equivalent, or higher) by Standard & Poor's or its successors or assigns or P-1(or its equivalent, or higher) by Moody's Investor Service or its successors or assigns, interest-bearing accounts and short-term certificates of deposit issued or guaranteed by a Canadian chartered bank or trust company, money market mutual funds, short-term government debt or short-term investment grade corporate debt, cash or other short-term debt obligations approved by the Manager from time to time (for the purpose of this paragraph, the term "short-term" means having a date of maturity or call for payment not more than 182 days from the date on which the investment is made), except during the 60-day period following the closing of additional offerings or prior to the distribution of the assets of the Trust.;

  (b)
  will not invest in gold or silver certificates or other financial instruments that represent gold or silver or that may be exchanged for gold or silver;

  (c)
  will store all physical gold bullion and silver bullion owned by the Trust at the Mint (including at a facility located in Canada leased by the Mint for this purpose) or in the treasury vaults of a Schedule I Canadian chartered bank or an affiliate or division thereof in Canada on a fully allocated basis, provided that the physical gold or silver bullion held in London Good Delivery bar form may be stored with a custodian only if the physical gold bullion and silver bullion will remain London Good Delivery while with that custodian;

  (d)
  will not hold any "taxable Canadian property" within the meaning of the Tax Act;

  (e)
  will not purchase, sell or hold derivatives;

  (f)
  will not issue trust units except: (i) if the net proceeds per trust unit to be received by the Trust are not less than 100% of the most recently calculated NAV per trust unit prior to, or upon, the determination of the pricing of such issuance; or (ii) by way of trust unit distribution in connection with an income distribution;

  (g)
  will ensure that no part of the stored physical gold bullion and silver bullion may be delivered out of safekeeping by the Mint or, if the physical gold bullion and silver bullion is held by another custodian, that custodian, without receipt of an instruction from the Manager in the form specified by the Mint or such other custodian indicating the purpose of the delivery and giving direction with respect to the specific amount;

  (h)
  will ensure that no director or officer of the Manager or the GP, or representative of the Trust or the Manager will be authorized to enter into the physical gold bullion and silver bullion storage vaults without being accompanied by at least one representative of the Mint or, if the physical gold or silver bullion is held by another custodian, that custodian, as the case may be;

  (i)
  will ensure that the physical gold bullion and silver bullion remains unencumbered;

  (j)
  will inspect or cause to be inspected the stored physical gold bullion and silver bullion periodically on a spot inspection basis and, together with a representative of the Trust's duly appointed firm of external auditors, physically audit each bar annually to confirm the bar number;

  (k)
  will not guarantee the securities or obligations of any person other than the Manager, and then only in respect of the activities of the Trust;

  (l)
  in connection with requirements of the Tax Act, will not make or hold any investment that would result in the Trust failing to qualify as a "mutual fund trust" within the meaning of the Tax Act;

  (m)
  in connection with requirements of the Tax Act, will not invest in any security that would be a "tax shelter investment" within the meaning of section 143.2 of the Tax Act;

  (n)
  in connection with requirements of the Tax Act, will not invest in the securities of any non-resident corporation, trust or other non-resident entity (or of any partnership that holds such securities) if the Trust (or the partnership) would be required to include any significant amount in income under sections 94, 94.1 or 94.2 of the Tax Act;

  (o)
  in connection with requirements of the Tax Act, will not invest in any security of an issuer that would be a foreign affiliate of the Trust for purposes of the Tax Act; and

  (p)
  in connection with requirements of the Tax Act, will not carry on any business and make or hold any investments that would result in the Trust itself being subject to the tax for specified investment flow-through ("SIFT") trusts as provided for in section 122 of the Tax Act.

Termination of the Trust

        The Trust does not have a fixed termination date but will be terminated in the event there are no trust units outstanding, the Trustee resigns or is removed and no successor trustee is appointed by the Manager by the time the resignation or removal becomes effective, the Manager resigns and no successor manager is appointed by the Manager and approved by unitholders by the time the resignation becomes effective, the Manager is, in the opinion of the Trustee, in material default of its obligations under the Trust Agreement and such default continues for 120 days from the date that the Manager receives notice of such default from the Trustee and no successor manager has been appointed by the unitholders of the Trust, the Manager experiences certain insolvency events or the assets of the Manager are seized or confiscated by a public or governmental authority. In addition, the Manager may, in its discretion, terminate the Trust, without unitholder approval, if, in the opinion of the Manager, after consulting with the independent review committee, the value of the net assets of the Trust has been reduced such that it is no longer economically feasible to continue the Trust and it would be in the best interests of the unitholders to terminate the Trust, by giving the Trustee and each holder of trust units at the time at least 90 days' notice. To the extent such termination in the discretion of the Manager may involve a matter that would be a "conflict of interest matter" as set forth under applicable Canadian securities legislation, the matter will be referred by the Manager to the Trust's independent review committee for its recommendation. In connection with the termination of the Trust, the Trust will, to the extent possible, convert its assets into cash and, after paying or making adequate provision for all of the Trust's liabilities, distribute the net assets of the Trust to unitholders, on a pro rata basis, as soon as practicable after the termination date.

FEES AND EXPENSES

        This table lists the fees and expenses that the Trust pays for the continued operation of its business and that unitholders may have to pay if they invest in the Trust. Payment of these fees and expenses will reduce the value of the unitholders' investment in the Trust. The unitholders will have to pay fees and expenses directly if they redeem their trust units for physical gold bullion and silver bullion.

Fees and Expenses Payable by the Trust

Type of Fee	Amount and Description
Management Fee:

The Trust pays the Manager a monthly management fee equal to 1/12 of 0.40% of the value of net assets of the Trust (determined in accordance with the Trust Agreement), plus any applicable Canadian taxes (such as GST/HST). The management fee is calculated and accrued daily and is payable monthly in arrears on the last day of each month.

Operating Expenses:

Except as otherwise described and subject to the expense cap described below, the Trust is responsible for all costs and expenses incurred in connection with the ongoing operation and administration of the Trust including, but not limited to: the fees and expenses payable to and incurred by the Trustee, the Manager, any investment manager, the Mint, RBC Investor Services as custodian, any sub-custodians, the registrar, the transfer agent and the valuation agent of the Trust; transaction and handling costs for the physical gold bullion and silver bullion; storage fees for the physical gold bullion and silver bullion; custodian settlement fees; counterparty fees; legal, audit, accounting, bookkeeping and record keeping fees and expenses; costs and expenses of reporting to unitholders and conducting unitholder meetings; printing and mailing costs; filing and listing fees payable to applicable securities regulatory authorities and stock exchanges; other administrative expenses and costs incurred in connection with the Trust's continuous disclosure public filing requirements and investor relations; any applicable Canadian taxes payable by the Trust or to which the Trust may be subject; interest expenses and borrowing costs, if any; brokerage expenses and commissions; costs and expenses relating to the issuance of trust units; costs and expenses of preparing financial and other reports; any expenses associated with the implementation and ongoing operation of the independent review committee of the Trust; costs and expenses arising as a result of complying with all applicable laws; and any expenditures incurred upon the termination of the Trust.

Type of Fee	Amount and Description
Other Fees and Expenses:

The Trust is responsible for the fees and expenses of any action, suit or other proceedings in which, or in relation to which, the Trustee, the Manager, the Mint, RBC Investor Services as custodian, any sub-custodians, the valuation agent, the registrar and transfer agent or the underwriters for its offerings and/or any of their respective officers, directors, employees, consultants or agents is entitled to indemnity by the Trust.

Expense Cap:

The Manager has contractually agreed that, if the expenses of the Trust, including the management fee, at the end of any month, exceed an amount equal to 1/12 of 0.65% of the value of net assets of the Trust, the management fee payable to the Manager for such month will be reduced by the amount of such excess up to the gross amount of the management fee earned by the Manager from the Trust for such month. Any such reduction in the management fee will not be carried forward or payable to the Manager in future months.

In calculating the expenses of the Trust for purposes of the expense cap, the following will be excluded: any applicable taxes payable by the Trust or to which the Trust may be subject; including federal and provincial income taxes, any applicable sales taxes, such as GST/HST, and withholding taxes, and any extraordinary expenses of the Trust.

        The Trust will retain cash from the net proceeds of each of its offerings of trust units in an amount not exceeding 3% of the net proceeds of each such offering, which has been added to its available funds to be used for its ongoing expenses and cash redemptions. From time to time, the Trust will sell physical gold bullion and silver bullion to replenish this cash reserve to meet its expenses and cash redemptions.

Fees and Expenses Payable Directly by Unitholders

Type of Fee	Amount and Description
Redemption and Delivery Costs:	Except as set forth above, there are no redemption fees payable upon the redemption of trust units for cash. However, if a unitholder chooses to receive physical gold bullion and silver bullion upon redemption of trust units, the unitholder will be responsible for expenses, including for greater certainty all applicable sales taxes such as GST/HST thereon, in connection with effecting the redemption and applicable delivery expenses, including the handling of the notice of redemption, the delivery of the physical gold bullion and silver bullion for trust units that are being redeemed and the applicable gold and silver storage redemption fees.
Other Fees and Expenses:	No other charges apply. If applicable, the unitholder may be subject to brokerage commissions or other fees associated with trading the trust units.

RISK FACTORS

        You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included and incorporated by reference herein, including but not limited to the information under the heading "Risk Factors" in the AIF and other information in the AIF, the Financial Statements and the MRFP and related notes. See "Documents Incorporated by Reference".

        Global events outside the Trust's control, such as the COVID-19 pandemic, may adversely affect the Trust's business, financial condition and result of operations.

        The Trust cautions that current global uncertainty with respect to the spread of the coronavirus disease 2019 (COVID-19) and its effect on the broader global and local economy may have a significant negative effect on the Trust, such as decreasing the willingness of the general population to travel, causing staff shortages, market fluctuations in the price of gold or silver, and increased government regulation, all of which may negatively impact the Trust's business, financial condition and results of operations including the ability for the Trust to provide services, including but not limited to, the Trust's ability to carry out unitholders' redemption requests and its ability to deliver physical gold or silver bullion, including increased delivery times and/or associated costs.

        In addition, governments may take preventative measures such as imposing travel restrictions, closing points of entry or enacting emergency legislation. These preventative measures along with market uncertainty could have a material adverse impact on taxation, liquidity of units and other unitholder rights generally.

        A large purchase of physical gold bullion and/or silver bullion by the Trust in connection with an offering may temporarily affect the price of gold and/or silver.

        Depending on the size of an offering, the amount of gold and/or silver that the Trust will purchase in connection with an offering may be significant on a short term basis and such purchase may have the effect of temporarily increasing the spot price of physical gold bullion and/or silver bullion. In the event that the purchase of physical gold bullion and/or silver bullion by the Trust in connection with an offering temporarily increases the spot price of physical gold bullion and/or silver bullion, the Trust will be able to purchase a smaller amount of physical gold bullion and/or silver bullion with the proceeds of an offering than otherwise, and if the spot price of physical gold bullion and/or silver bullion decreases after the purchase of physical gold bullion and/or silver bullion by the Trust, such decrease would decrease the NAV of the Trust.

        A delay in the purchase by the Trust of physical gold bullion and/or silver bullion with the net proceeds of an offering may result in the Trust purchasing less physical gold bullion and/or silver bullion than it could have purchased earlier.

        The Trust intends to purchase physical gold bullion and/or silver bullion with the net proceeds of an offering as described in this prospectus as soon as practicable. The Trust may not be able to purchase immediately all of the required physical gold bullion and/or silver bullion. Although the Trust will endeavor to complete the necessary purchases as quickly as practicable, there may be a delay in the completion of the Trust's purchases of physical gold bullion and/or silver bullion. If physical gold bullion and/or silver bullion prices increase between the time of completion of an offering and the time the Trust completes its purchases of physical gold bullion and/or silver bullion, whether or not caused by the Trust's acquisition of physical gold bullion and/or silver bullion, the amount of physical gold bullion and/or silver bullion the Trust will be able to purchase will be less than it would have been able to purchase had it been able to complete its purchases of the required physical gold bullion and/or silver bullion immediately. In either of these circumstances, the quantity of physical gold bullion and/or silver bullion purchased per trust unit will be reduced, which will have a negative effect on the value of the trust units.

If there is a loss, damage or destruction of the Trust's physical gold bullion and/or silver bullion in the custody of the Mint and the Trust does not give timely notice, all claims against the Mint will be deemed waived.

        If either party to the Gold and Silver Storage Agreement discovers loss, damage or destruction of the Trust's physical gold bullion and/or silver bullion in the Mint's custody, care and control, such party must give written notice to the other party within five Mint business days, in the case of the Manager's notice, and one

Mint business day, in the case of the Mint's notice, after its discovery of any such loss, damage or destruction, but, in the event that the Manager receives a written notice from the Mint in which a discrepancy in the quantity of physical gold bullion and/or silver bullion first appears, it shall give the Mint a notice of loss no later than 60 days following receipt of such written statement. If such notice is not given in a timely manner, all claims against the Mint will be deemed to have been waived. In addition, no action, suit or other proceeding to recover any loss or shortage can be brought against the Mint unless timely notice of such loss or shortage has been given and such action, suit or proceeding will have commenced within 12 months from the time a claim is made. The loss of the right to make a claim or of the ability to bring an action, suit or other proceeding against the Mint may mean that any such loss will be non-recoverable, which will have an adverse effect on the value of the net assets of the Trust and the NAV.

Canadian Registered Plans that redeem their trust units for physical gold bullion and/or silver bullion may be subject to adverse consequences.

        Physical gold bullion and/or silver bullion received by a Canadian Registered Plan (as defined below), such as a registered retirement savings plan ("RRSP"), on a redemption of trust units for physical gold bullion and/or silver bullion will not be a qualified investment for such plan. Accordingly, such plans (and in the case of certain plans, the annuitants or beneficiaries thereunder or holders thereof) may be subject to adverse Canadian tax consequences.

The trading price of the trust units could potentially be more volatile relative to NAV.

        The trading price of the trust units may become more volatile relative to NAV and could be impacted by various factors which may be unrelated or disproportionate to the price of gold and/or silver, including market trends and the sentiment of investors towards gold and, in particular, silver.

        The Trust and other exchange-traded products that invest in gold or, in particular, silver have recently experienced material increases in average daily trading volumes, potentially causing greater price volatility. If trading volumes were to decline significantly, that could negatively impact the trading price of the Trust and could result in wider differences between the trading price and the NAV per trust unit. If you purchase trust units at a premium to NAV, you may incur losses if the factors that have contributed to the recent increase in premium to NAV were to disappear.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, the net proceeds that the Trust will receive from the issue of its trust units will be used to acquire physical gold bullion and/or silver bullion in accordance with the Trust's objective and subject to the Trust's investment and operating restrictions described herein. See "Sprott Physical Gold and Silver Trust  —  Business of the Trust  —  Investment Objectives of the Trust" and "Investment and Operating Restrictions".

CAPITALIZATION

        There have been no material changes in the Trust's capitalization since the date of the Financial Statements, being the most recently filed financial statements of the Trust, other than changes as a result of changes in the price of gold and/or silver.

DESCRIPTION OF THE TRUST UNITS

        The Trust is authorized to issue an unlimited number of trust units in one or more classes and series of a class. Currently, the Trust has issued only one class or series of trust units, which are the class of trust units that will be qualified by this prospectus. The Trust may create one or more new classes of trust units only with the prior approval of a majority of unitholders. Each trust unit of a class or series of a class represents an undivided ownership interest in the net assets of the Trust attributable to that class or series of a class of trust units. Trust units are transferable and redeemable at the option of the unitholder in accordance with the provisions set forth in the Trust Agreement. All trust units of the same class or series of a class have equal rights and privileges with respect to all matters, including voting, receipt of distributions from the Trust, liquidation and other events in connection with the Trust. Trust units and fractions thereof are issued only as fully paid and non-assessable. Trust units have no preference, conversion, exchange or pre-emptive rights. Each whole trust unit of a particular class or series of a class entitles the holder thereof to a vote at meetings of unitholders where all classes vote together, or to a vote at meetings of unitholders where that particular class or series of a class of unitholders votes separately as a class.

        The Trust may not issue trust units except (i) if the net proceeds per trust unit to be received by the Trust are not less than 100% of the most recently calculated NAV per trust unit immediately prior to, or upon, the determination of the pricing of such issuance or (ii) by way of trust unit distribution in connection with an income distribution.

PRIOR SALES

        The following table summarizes the trust units of the Trust that have been issued from treasury during the 12-month period before the date of this prospectus.1

Date	Price Per Trust Unit	Number of Trust Units Issued
04-01-20	14.4737	295,403
04-02-20	14.8183	767,172
04-03-20	14.8607	565,571
04-06-20	15.0321	956,085
04-08-20	15.2300	10,031
04-09-20	15.4781	982,211
04-13-20	15.6855	1,010,257
04-14-20	15.9239	1,071,500
04-16-20	15.7726	198,783
04-20-20	15.4654	212,896
04-22-20	15.4150	343,982
04-29-20	15.6430	29,546
05-01-20	15.4357	313,276
05-04-20	15.5335	3,861
05-05-20	15.4849	126,675
05-07-20	15.4578	467,042
05-12-20	15.6611	89,825
05-13-20	15.6629	267,648
05-14-20	15.8010	305,000
05-15-20	16.0790	530,000
05-18-20	16.2949	242,562
05-19-20	16.4092	629,100
05-20-20	16.5123	270,970
05-22-20	16.3155	80,413
05-27-20	16.2014	14,048
05-28-20	16.3030	167,868
05-29-20	16.4608	421,169
06-01-20	16.5542	318,202
06-04-20	16.2975	137,223
06-08-20	16.1129	50,000
06-09-20	16.3000	6,735
06-10-20	16.3977	280,518
06-19-20	16.4048	255,000
06-22-20	16.5774	391,407
06-23-20	16.6663	279,387

1
NTD: Sprott to confirm as of close of markets on April 7, 2021 if there have been any further distributions of trust units.

Date	Price Per Trust Unit	Number of Trust Units Issued
06-25-20	16.6329	23,102
06-26-20	16.7500	2,009
06-30-20	16.8649	633,065
07-02-20	16.8409	195,622
07-06-20	16.9318	395,959
07-07-20	17.0156	218,419
07-08-20	17.1559	476,500
07-10-20	17.2454	36,334
07-13-20	17.3633	364,100
07-14-20	17.3435	7,260
07-15-20	17.4328	28,500
07-17-20	17.3484	150,000
07-20-20	17.5142	778,473
07-21-20	17.9186	1,037,451
07-22-20	18.3702	980,616
07-24-20	18.9233	886,095
07-27-20	19.4536	1,177,741
07-29-20	19.9048	11,901
07-31-20	19.6280	517,921
08-04-20	20.1425	940,000
08-05-20	20.8006	518,919
08-06-20	21.2070	560,200
08-12-20	19.6855	230,700
08-13-20	20.0300	1,274,255
08-13-20	19.9738	450,500
08-17-20	20.3333	145,757
08-28-20	20.3838	72,707
11-05-20	19.3554	175,000
01-04-21	19.9000	3,400
02-01-21	19.8332	314,547
02-01-21	19.8711	89,000

 MARKET PRICE OF TRUST UNITS

        The trust units are traded on NYSE Arca under the symbol "CEF" and on the TSX under the symbols "CEF" (Canadian dollar denominated) and "CEF.U" (U.S. dollar denominated), respectively. The following table sets forth the high and low prices and monthly average trading volume for the trust units since March 1, 2020.

	NYSE ARCA			TSX
Calendar Period	High	Low	Average Volume(1)	High	Low	Average Volume	High (Cdn$)	Low (Cdn$)	Average Volume
March 2020	15.90	11.95	2351854.2	15.88	12.13	9074.1	21.87	16.20	176824.0
April 2020	16.02	14.39	1378775.9	16.04	14.45	6485.0	22.54	20.37	123165.4
May 2020	16.55	15.29	997955.0	16.55	15.32	3181.0	23.02	21.51	97681.8
June 2020	16.90	15.76	703833.3	16.85	15.80	4412.0	23.02	21.17	86224.6
July 2020	19.74	16.80	1355844.6	19.73	16.82	8796.0	26.36	22.85	145731.5
August 2020	21.34	19.25	1666348.5	21.29	19.30	4796.7	28.58	25.68	182324.2
September 2020	20.60	18.11	968114.7	20.55	18.07	1937.0	26.97	24.19	117660.5
October 2020	19.22	18.40	538127.0	19.22	18.40	2803.0	25.29	24.53	82104.4
November 2020	19.97	17.02	765357.9	19.45	17.16	2235.1	25.50	22.03	38370.5
December 2020	19.37	17.74	700341.9	19.20	17.90	2505.6	24.65	22.82	33558.3
January 2021	20.14	18.09	909199.9	20.10	18.16	1664.9	25.50	23.00	46480.5
February 2021	20.25	17.97	984065.2	20.10	18.02	2079.3	25.75	22.82	56423.2
March 2021	18.41	17.02	758178.5	18.35	17.02	2753.4	23.29	21.48	34874.9
April 1 to April 7, 2021	17.93	17.44	498020.8	17.90	17.46	1088.3	22.50	21.99	19600.8

Note:
(1) Includes volume traded on other United States exchanges and trading markets.

PLAN OF DISTRIBUTION

        The Trust may sell the trust units to or through underwriters or dealers purchasing as principals to one or more purchasers directly, or through agents designated from time to time by the Manager on behalf of the Trust. Subject to the provisions of the Trust Agreement pursuant to which the Trust was established, the trust units may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing market price of the trust units at the time of sale or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the trust units. The prospectus supplement for any of the trust units being offered thereby will set forth the terms of the offering of such trust units, including the name or names of underwriters, dealers or agents, any underwriting discounts and other items constituting underwriters' compensation, any public offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be "at the market" distributions as defined in NI 44-102) and any discounts or concessions allowed or paid to dealers or agents. Only underwriters so named in the relevant prospectus supplement will be deemed to be underwriters in connection with the trust units offered thereby.

        In accordance with paragraph 9.3(2) of NI 81-102, the issue price of the trust units will not (a) as far as reasonably practicable, be a price that causes dilution of the NAV of the Trust's other outstanding securities at the time of issue and (b) be a price that is less than the most recently calculated NAV per trust unit. Accordingly, the trust units sold pursuant to the offering will not be sold at an issue price that is less than 100% of the most recently calculated NAV per trust unit immediately prior to, or upon, the determination of the pricing of such issuance.

        If underwriters are used in connection with an offering, other than an "at-the-market" distribution, the trust units will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such trust units will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the trust units offered by the prospectus supplement if any of such trust units are purchased. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

        In connection with an offering, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the trust units at a level above that which might otherwise prevail in the open market. An over-allotment, if any, involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may cause the price of the trust units sold in an offering to be higher than they would otherwise be. The size of the over-allotment, if any, is not known at this time. Such transactions, if commenced, may be discontinued at any time.

        No underwriter of the at-the-market distribution, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the securities or securities of the same class as the securities distributed under the ATM prospectus, including selling an aggregate number or principal amount of securities that would result in the underwriter creating an over-allocation position in the securities.

        The trust units may also be sold directly by the Trust at such prices and upon such terms as are agreed to by the Manager, on behalf of the Trust, and the purchaser or through agents designated by the Manager on behalf of the Trust from time to time. Any agent involved in the offering and sale of the trust units in respect of which this prospectus is delivered will be named, and any commissions payable by the Trust to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent would be acting on a best-efforts basis for the period of its appointment.

        Underwriters, dealers and agents who participate in the distribution of the trust units may be entitled, under agreements to be entered into with the Trust, to indemnification by the Trust against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

        The following are the material U.S. federal income tax considerations for U.S. Holders (as defined below) of the ownership and disposition of trust units. This discussion does not purport to deal with the tax consequences of owning trust units to all categories of investors, some of which, such as dealers in securities, regulated investment companies, tax-exempt organizations, investors whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the trust units, may be subject to special rules. This discussion does not address U.S. state or local tax, U.S. federal estate or gift tax or foreign tax consequences of the ownership and disposition of trust units. This discussion deals only with unitholders who hold the trust units as a capital asset (generally, property held for investment purposes). You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of trust units.

        The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury (the "Treasury Regulations"), all of which are subject to change, possibly with retroactive effect.

U.S. Federal Income Tax Classification of the Trust

        The Trust has filed an affirmative election with the Internal Revenue Service ("IRS") to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

U.S. Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of less than 10% of trust units that is a U.S. citizen or resident for U.S. federal income tax purposes, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the trust units, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. However, a U.S. person that is an individual, trust or estate and that owns trust units through a partnership generally will be eligible for the reduced rates of taxation described below that are applicable to U.S. Individual Holders (as defined below). If a unitholder is a partner in a partnership holding the trust units, such unitholder should consult with his, her or its tax advisor.

Distributions

        The Trust does not anticipate making regular cash distributions to unitholders. Subject to the passive foreign investment company ("PFIC") discussion below, any distributions made by the Trust with respect to the trust units to a U.S. Holder will generally constitute dividends, which will generally be taxable as ordinary income to the extent of the Trust's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Trust's earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his, her or its trust units on a dollar-for-dollar basis and thereafter as gain from the disposition of trust units. Since the Trust will be a PFIC, as described below, dividends paid on the trust units to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder"), will generally not be treated as "qualified dividend income" that is taxable to U.S. Individual Holders at preferential tax rates. Any dividends generally will be treated as foreign-source income for U.S. foreign tax credit limitation purposes.

Redemption of Trust Units

        As described under "Sprott Physical Gold and Silver Trust  —  Business of the Trust  —  Redemption of Trust Units for Physical Gold Bullion and Silver Bullion" and "Sprott Physical Gold and Silver Trust  —  Business of the Trust  —  Redemption of Trust Units for Cash", a U.S. Holder may have trust units redeemed for cash or physical gold bullion and silver bullion. Under Section 302 of the Code, a U.S. Holder generally will be treated as having sold his, her or its trust units (rather than having received a distribution on the trust units) upon the redemption of trust units if the redemption completely terminates or significantly reduces the U.S. Holder's interest in the Trust. In such case, the redemption will be treated as described in the relevant section below depending on whether the U.S. Holder makes a qualified electing fund ("QEF") election, a mark-to-market election or makes no election and therefore is subject to the Default PFIC Regime (as defined below).

PFIC Status and Significant Tax Consequences

        Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, the Trust will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held the trust units, either:

  •
  at least 75% of the Trust's gross income for such taxable year consists of passive income; or

  •
  at least 50% of the average value of the assets held by the Trust during such taxable year produce, or are held for the production of, passive income.

        For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property (including commodities). The income that the Trust derives from its sales of physical gold bullion and silver bullion is expected to be treated as passive income for this purpose. Since substantially all of the Trust's assets will consist of physical gold bullion and silver bullion and the Trust expects to derive substantially all of its income from the sales of physical gold bullion and silver bullion, it is expected the Trust will be treated as a PFIC for each of its taxable years.

        Assuming the Trust is a PFIC, a U.S. Holder will be subject to different taxation rules depending on whether the U.S. Holder (1) makes an election to treat the Trust as a QEF, which is referred to as a QEF election, (2) makes a mark-to-market election with respect to the trust units, or (3) makes no election and therefore is subject to the Default PFIC Regime. As discussed in detail below, making a QEF election or a mark-to-market election generally will mitigate the otherwise adverse U.S. federal income tax consequences under the Default PFIC Regime. However, the mark-to-market election may not be as favorable as the QEF election because a U.S. Holder generally will recognize income each year attributable to any appreciation in the U.S. Holder's trust units without a corresponding distribution of cash or other property.

        Assuming that the Trust is a PFIC, a U.S. Holder is generally required to file an annual report with the IRS reporting his, her or its investment in the Trust.

Taxation of U.S. Holders Making a Timely QEF Election

        Making the Election.    A U.S. Holder would make a QEF election with respect to any year that the Trust is a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. The Trust intends to annually provide each U.S. Holder with all necessary information in order to make and maintain a QEF election. A U.S. Holder who makes a QEF election for the first taxable year in which he, she or it owns trust units, or an Electing Holder, will not be subject to the Default PFIC Regime for any taxable year. The Trust will refer to an Electing Holder that is a U.S. Individual Holder as a Non-Corporate Electing Holder. A U.S. Holder who does not make a timely QEF election would be subject to the Default PFIC Regime for taxable years during his, her or its holding period in which a QEF election was not in effect, unless such U.S. Holder makes a special "purging" election. A U.S. Holder who does not make a timely QEF election is encouraged to consult such U.S. Holder's tax advisor regarding the availability of such purging election.

        Current Taxation and Dividends.    An Electing Holder must report each year for U.S. federal income tax purposes his, her or its pro rata share of the Trust's ordinary earnings and the Trust's net capital gain, if any, for the Trust's taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Trust by the Electing Holder. A Non-Corporate Electing Holder's pro rata share of the Trust's net capital gain generally will be taxable at a maximum rate of 28% under current law to the extent attributable to sales of physical gold bullion and silver bullion by the Trust if the Trust has held the gold bullion and silver bullion for more than one year. Otherwise, such gain generally will be treated as ordinary income.

        If any unitholder redeems his, her or its trust units for physical gold bullion and silver bullion (regardless of whether the unitholder requesting redemption is a U.S. Holder or an Electing Holder), the Trust will be treated as if it sold physical gold bullion and silver bullion for its fair market value in order to redeem the unitholder's trust units. As a result, any Electing Holder will be required to currently include in income his, her or its pro rata share of the Trust's gain from such deemed disposition (taxable to a Non-Corporate Electing Holder at a maximum rate of 28% under current law if the Trust has held the physical gold bullion and silver bullion for more than one year) even though the deemed disposition by the Trust is not attributable to any action on the Electing Holder's part. If any unitholder redeems trust units for cash and the Trust sells physical gold bullion and silver bullion to fund the redemption (regardless of whether the unitholder requesting redemption is a U.S. Holder or an Electing Holder), an Electing Holder similarly will include in income his, her or its pro rata share of the Trust's gain from the sale of the physical gold bullion and silver bullion, which will be taxable as described above even though the Trust's sale of physical gold bullion and silver bullion is not attributable to any action on the Electing Holder's part. An Electing Holder's adjusted tax basis in the trust units will be increased to reflect any amounts currently included in income under the QEF rules. Distributions of earnings and profits that had been previously included in income will result in a corresponding reduction in the adjusted tax basis in the trust units and will not be taxed again once distributed. Any other distributions generally will be treated as discussed above under "Material Tax Considerations  —  Material U.S. Federal Income Tax Considerations  —  U.S. Federal Income Taxation of U.S. Holders  —  Distributions".

        Income inclusions under the QEF rules described above generally should be treated as foreign-source income for U.S. foreign tax credit limitation purposes, but Electing Holders should consult their tax advisors in this regard.

        Sale, Exchange or Other Disposition.    An Electing Holder will generally recognize capital gain or loss on the sale, exchange, or other disposition of the trust units in an amount equal to the excess of the amount realized on such disposition over the Electing Holder's adjusted tax basis in the trust units. Such gain or loss will be treated as a long-term capital gain or loss if the Electing Holder's holding period in the trust units is greater than one year at the time of the sale, exchange or other disposition. Long-term capital gains of U.S. Individual Holders currently are taxable at a maximum rate of 20%. An Electing Holder's ability to deduct capital losses is subject to certain limitations. Any gain or loss generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit limitation purposes.

        An Electing Holder that redeems his, her or its trust units will be required to currently include in income his, her or its pro rata share of the Trust's gain from the deemed or actual disposition of physical gold bullion and silver bullion, as described above, which will be taxable to a Non-Corporate Electing Holder at a maximum rate of 28% under current law if the Trust has held the physical gold bullion and silver bullion for more than one year. The Electing Holder's adjusted tax basis in the trust units will be increased to reflect such gain that is included in income. The Electing Holder will further recognize capital gain or loss on the redemption in an amount equal to the excess of the fair market value of the physical gold bullion and silver bullion or cash received upon redemption over the Electing Holder's adjusted tax basis in the trust units. Such gain or loss will be treated as described in the preceding paragraph.

Taxation of U.S. Holders Making a Mark-to-Market Election

        Making the Election.    Alternatively, if, as is anticipated, the trust units are treated as "marketable stock", a U.S. Holder would be allowed to make a mark-to-market election with respect to the trust units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. The trust units will be treated as marketable stock for this purpose if they are regularly traded on a qualified exchange or other market. The trust units will be regularly traded on a qualified exchange or other market for any calendar year during which they are traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. A qualified exchange or other market means either a U.S. national securities exchange that is registered with the SEC, the NASDAQ, or a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and which satisfies certain regulatory and other requirements. The Trust believes that both the TSX and NYSE Arca should be treated as a qualified exchange or other market for this purpose.

        Current Taxation and Dividends.    If the mark-to-market election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the trust units at the end of the taxable year over such U.S. Holder's adjusted tax basis in the trust units. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the trust units over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Any income inclusion or loss under the preceding rules should be treated as gain or loss from the sale of trust units for purposes of determining the source of the income or loss. Accordingly, any such gain or loss generally should be treated as U.S.-source income or loss for U.S. foreign tax credit limitation purposes. A U.S. Holder's tax basis in his, her or its trust units would be adjusted to reflect any such income or loss amount. Distributions by the Trust to a U.S. Holder who has made a mark-to-market election generally will be treated as discussed above under "Material Tax Considerations  —  Material U.S. Federal Income Tax Considerations  —  U.S. Federal Income Taxation of U.S. Holders  —  Distributions."

        Sale, Exchange or Other Disposition.    Gain realized on the sale, exchange, redemption or other disposition of the trust units would be treated as ordinary income, and any loss realized on the sale, exchange, redemption or other disposition of the trust units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. Any loss in excess of such previous inclusions would be treated as a capital loss by the U.S. Holder. A U.S. Holder's ability to deduct capital losses is subject to certain limitations. Any such gain or loss generally should be treated as U.S.-source income or loss for U.S. foreign tax credit limitation purposes.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        Finally, a U.S. Holder who does not make either a QEF election or a mark-to-market election for that year, or a Non-Electing Holder, would be subject to special rules (the "Default PFIC Regime") with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the trust units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the trust units), and (2) any gain realized on the sale, exchange, redemption or other disposition of the trust units.

        Under the Default PFIC Regime:

  •
  the excess distribution or gain would be allocated rateably over the Non-Electing Holder's aggregate holding period for the trust units;

  •
  the amount allocated to the current taxable year and any taxable year before the Trust became a PFIC would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        Any distributions other than "excess distributions" by the Trust to a Non-Electing Holder will be treated as discussed above under "Material Tax Considerations  —  Material U.S. Federal Income Tax Considerations  —  U.S. Federal Income Taxation of U.S. Holders  —  Distributions".

        The penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the trust units. If a Non-Electing Holder who is an individual dies while owning the trust units, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to the trust units.

3.8% Tax on Net Investment Income

        For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of (1) the U.S. Holder's net investment income for the taxable year; and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000). A U.S. Holder's net investment income will generally include dividends distributed by the Trust and capital gains from the sale, redemption or other disposition of the trust units. This tax is in addition to any income taxes due on such investment income.

        Under Treasury Regulations generally effective for taxable years after December 31, 2013, income inclusions under the QEF rules would not be considered "net investment income" unless: (1) the Electing Holder holds the trust units in connection with a trade or business of trading in financial instruments or commodities; or (2) the Electing Holder elects to treat the income inclusion under the QEF rules as "net investment income". If an Electing Holder does not make this election, such holder's tax basis in the trust units would not be increased by the amount of income inclusions under the QEF rules for purposes of calculating "net investment income" upon the sale, redemption or other disposition of the trust units. With respect to a U.S. Holder that has made a mark-to-market election with respect to the trust units, income inclusions under the mark-to-market election would be included in the calculation of "net investment income". An excess distribution made to a U.S. Holder subject to the Default PFIC Regime would be included in "net investment income" to the extent that such distribution constitutes a dividend for U.S. federal income tax purposes.

        If you are a U.S. Holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the 3.8% tax on net investment income to your trust units.

Foreign Taxes

        Distributions, if any, by the Trust may be subject to Canadian withholding taxes as discussed under "Material Tax Considerations  —  Canadian Taxation of Unitholders  —  Unitholders Not Resident in Canada". A U.S. Holder may elect to either treat such taxes as a credit against U.S. federal income taxes, subject to certain limitations, or deduct his, her or its share of such taxes in computing such U.S. Holder's U.S. federal taxable income. No deduction for foreign taxes may be claimed by an individual who does not itemize deductions.

Backup Withholding and Information Reporting

        Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, trust units generally will be subject to information reporting and backup withholding, currently at the rate of 24%, if a U.S. Holder fails to furnish its correct U.S. taxpayer identification number (generally on IRS Form W-9), and to make certain certifications, or otherwise fails to establish an exemption. Backup withholding tax is not an additional tax. Rather, a U.S. Holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed his, her, or its U.S. federal income tax liability by filing a refund claim with the IRS.

        U.S. Holders may be subject to certain IRS filing requirements as a result of holding trust units. For example, a U.S. person who transfers property (including cash) to a foreign corporation in exchange for stock in the corporation is in some cases required to file an information return on IRS Form 926 with the IRS with respect to such transfer. Accordingly, a U.S. Holder may be required to file Form 926 with respect to its acquisition of trust units in an offering. Depending on the number of trust units held, acquired or disposed of by a U.S. Holder, the U.S. Holder may also be required to file an information return on IRS Form 5471 with the IRS. U.S. Holders also may be required to file Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts) with respect to their investment in the Trust.

        Pursuant to recently enacted legislation, U.S. Holders who are individuals (and to the extent specified in applicable Treasury Regulations, certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, the trust units, unless the trust units are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event a U.S. Holder who is an individual (and to the extent specified in applicable Treasury regulations, a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders should consult their own tax advisors with respect to their reporting obligations under this legislation or any other applicable filing requirements.

Foreign Account Tax Compliance Act

        The Foreign Account Tax Compliance Act provisions of Hiring Incentives to Restore Employment Act ("FATCA") provide that the Trust must disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, an interest in the Trust, as well as certain other information relating to any such interest pursuant to an Intergovernmental Agreement between the United States and Canada (the "Canadian IGA") and any applicable Canadian legislation or regulations implementing the Canadian IGA. If the Trust fails to comply with these requirements, then a 30% withholding tax will be imposed on payments to the Trust of U.S. source income and proceeds from the sale of property that could give rise to U.S. source interest or dividends.

Material Canadian Federal Income Tax Considerations

        The following is, as of the date hereof, a general description of the principal Canadian federal income tax considerations generally applicable under the Tax Act to the acquisition, holding and disposition of trust units by a unitholder. This description is generally applicable to a unitholder who deals at arm's length and is not affiliated with the Trust and holds trust units as capital property. Trust units will generally be considered capital property to a unitholder unless the unitholder holds the trust units in the course of carrying on a business of trading or dealing in securities or has acquired the trust units in a transaction or transactions considered to be an adventure in the nature of trade. Canadian-resident unitholders who are not traders or dealers in securities and who might not otherwise be considered to hold their trust units as capital property may be entitled to have their trust units (and every other "Canadian security" owned by them in that taxation year or any subsequent taxation year) treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such unitholders should consult their own tax advisors regarding the availability and appropriateness of making this election having regard to their particular circumstances and the anticipated commodity holdings of the Trust.

        This description is not applicable to a unitholder: (i) that is a "financial institution", (ii) that is a "specified financial institution", (iii) that has elected to determine its Canadian tax results in accordance with the "functional currency" rules, (iv) an interest in which is a "tax shelter investment", or (v) who enters into a "derivative forward agreement" with respect to the trust units (as all such terms are defined in the Tax Act). This description assumes that the Trust is not subject to a "loss restriction event", as defined in the Tax Act. In addition, this description does not address the deductibility of interest by a unitholder who has borrowed to acquire trust units. All such unitholders should consult with their own tax advisors.

        This description is also based on the assumption (discussed below under "Material Tax Considerations  —  Material Canadian Federal Income Tax Considerations  —  SIFT Trust Rules") that the Trust will at no time be a "SIFT trust" as defined in the Tax Act.

        This description is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and an understanding of the current administrative and assessing policies of the Canada Revenue Agency ("CRA"). There can be no assurance that the Tax Proposals will be implemented in their current form or at all, nor can there be any assurance that the CRA will not change its administrative or assessing practices. This description further assumes that the Trust will comply with the Trust Agreement and that the Manager and the Trust will comply with a certificate issued to Canadian counsel regarding certain factual matters. Except for the Tax Proposals, this description does not otherwise take into account or anticipate any change in the law, whether by legislative, governmental or judicial decision or action, which may affect adversely any income tax consequences described herein, and does not take into account provincial, territorial or foreign tax considerations, which may differ significantly from those described herein.

        This description is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in trust units. Moreover, the income and other tax consequences of acquiring, holding or disposing of trust units will vary depending on a taxpayer's particular circumstances. Accordingly, this description is of a general nature only and is not intended to constitute legal or tax advice to any unitholder or prospective purchaser of trust units. You should consult with your own tax advisors about tax consequences of an investment in trust units based on your particular circumstances.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of trust units (including distributions, adjusted cost base and proceeds of disposition), or transactions of the Trust, must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada on the day on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Qualification as a Mutual Fund Trust

        This description is based on the assumptions that the Trust will qualify at all times as a "unit trust" and a "mutual fund trust" within the meaning of the Tax Act. The Manager expects that the Trust will meet the requirements necessary for it to qualify as a mutual fund trust at all times.

        One of the conditions to qualify as a mutual fund trust for the purposes of the Tax Act is that the Trust has not been established or maintained primarily for the benefit of non-residents unless, at all times, all or substantially all of the Trust's property consists of property other than "taxable Canadian property" within the meaning of the Tax Act. Physical gold bullion and silver bullion is not "taxable Canadian property". Accordingly, based on the investment objectives and investment restrictions, the Trust should not hold any such property.

        In addition, to qualify as a mutual fund trust: (i) the Trust must be a Canadian resident "unit trust" for purposes of the Tax Act; (ii) the only undertaking of the Trust must be (a) the investing of its funds in property (other than real property or interests in real property), or (b) the acquiring, holding, maintaining, improving, leasing or managing of any real property (or interest in real property) that is capital property of the Trust, or

(c) any combination of the activities described in (a) and (b); and (iii) the Trust must comply with certain minimum requirements regarding the ownership and dispersal of trust units (the "minimum distribution requirements"). In this regard, the Manager intends to cause the Trust to qualify as a unit trust throughout the life of the Trust; that the Trust's undertaking conforms with the restrictions for mutual fund trusts; and that it has no reason to believe at the date hereof that the Trust will not comply with the minimum distribution requirements at all material times.

        If the Trust were not to qualify as a mutual fund trust at all times, the income tax considerations described in this description and under "Eligibility Under the Tax Act for Investment by Canadian Exempt Plans" would, in some respects, be materially and adversely different.

Canadian Taxation of the Trust

        Each taxation year of the Trust will end on December 31. In each taxation year, the Trust will be subject to tax under Part I of the Tax Act on any income for the year, including net realized taxable capital gains, less the portion thereof that it deducts in respect of the amounts paid or payable in the year to unitholders. An amount will be considered to be payable to a unitholder in a taxation year if it is paid to the unitholder in the year by the Trust or if the unitholder is entitled in that year to enforce payment of the amount. The Trust intends to deduct, in computing its income in each taxation year, such amount in each year as will be sufficient to ensure that the Trust will generally not be liable for income tax under Part I of the Tax Act. The Trust will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its capital gains by an amount determined under the Tax Act based on the redemption of trust units during the year. Based on the foregoing, the Trust will generally not be liable for income tax under Part I of the Tax Act.

        The CRA has expressed the opinion that gains (or losses) of mutual fund trusts resulting from transactions in commodities should generally be treated for purposes of the Tax Act as being derived from an adventure in the nature in trade, so that such transactions give rise to ordinary income rather than capital gains  —  although the treatment in each particular case remains a question of fact to be determined having regard to all the circumstances. In the view of Canadian counsel, the holding by the Trust of physical gold bullion and silver bullion with no intention of disposing of such bullion except in specie on a redemption of trust units likely would not represent an adventure in the nature of trade so that a disposition, on a redemption of trust units, of physical gold bullion and silver bullion that previously had been acquired with such intention would likely give rise to a capital gain (or capital loss) to the Trust. As the Manager intends for the Trust to be a long-term holder of physical gold bullion and silver bullion and does not anticipate that the Trust will sell its physical gold bullion and silver bullion (otherwise than where necessary to fund expenses of the Trust), the Manager anticipates that the Trust generally will treat gains (or losses) as a result of dispositions of physical gold bullion and silver bullion as capital gains (or capital losses), although depending on the circumstances, the Trust may instead include (or deduct) the full amount of such gains or losses in computing its income. If the CRA were to assess or re-assess the Trust on the basis that gains realized on dispositions of physical gold bullion and silver bullion were not on capital account, then the Trust could be required to pay Canadian income tax on such gains under Part I of the Tax Act to the extent such gains were not distributed to unitholders, which could reduce the NAV for all unitholders.

        The Trust will also be required to include in its income for each taxation year all interest that accrues to it to the end of the year, or becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year. Upon the actual or deemed disposition of indebtedness, the Trust will be required to include in computing its income for the year of disposition all interest that accrued on such indebtedness from the last interest payment date to the date of disposition except to the extent such interest was included in computing the Trust's income for that or another taxation year, and such income inclusion will reduce the proceeds of disposition for purposes of computing any capital gain or loss.

        Under the current provisions of the Tax Act, the Trust is entitled to deduct in computing its income reasonable administrative and other operating expenses (other than certain expenses on account of capital) incurred by it for the purposes of earning income (other than taxable capital gains). No assurance can be provided that administration expenses of the Trust will not be considered to be on account of capital. The Trust generally may also deduct from its income for the year a portion of the reasonable expenses incurred by it to issue trust units. The portion of the issue expenses deductible by the Trust in a taxation year is 20% of the total issue expenses, pro rated where the Trust's taxation year is less than 365 days.

        Losses incurred by the Trust in a taxation year cannot be allocated to unitholders, but may be deducted by the Trust in future years in accordance with the Tax Act.

SIFT Trust Rules

        The Trust will be a "SIFT trust" as defined in the Tax Act for a taxation year of the Trust if in that year the trust units are listed or traded on a stock exchange or other public market and the Trust holds one or more "non-portfolio properties," as defined in the Tax Act. If the Trust were a SIFT trust for a taxation year of the Trust, it would effectively be taxed similarly to a corporation on income and capital gains in respect of such non-portfolio properties at a combined federal/provincial tax rate comparable to rates that apply to income earned and distributed by Canadian corporations. Distributions of such income received by unitholders would be treated as dividends from a taxable Canadian corporation.

        Physical gold bullion and silver bullion and other property of the Trust will be non-portfolio property if such property is used by the Trust (or by a person or partnership with which it does not deal at arm's length within the meaning of the Tax Act) in the course of carrying on a business in Canada. In some circumstances, significant holdings of "securities" (the term "security" is broadly defined in the Tax Act) of other entities could also be non-portfolio property.

        The Trust is subject to investment restrictions, including a prohibition against carrying on any business, that are intended to ensure that it will not be a SIFT trust. The mere holding by the Trust of physical gold bullion and silver bullion as capital property (or as an adventure in the nature of trade) would not represent the use of such property in carrying on a business in Canada and, therefore, would not by itself cause the Trust to be a SIFT trust.

Canadian Taxation of Unitholders

Unitholders Resident in Canada

        This part of the general description of the principal Canadian federal income tax considerations is applicable to a unitholder who, for the purposes of the Tax Act and any applicable tax treaty, is, or is deemed to be, resident in Canada at all relevant times (a "Canadian unitholder"). This portion of the description is primarily directed at unitholders who are individuals. Unitholders who are Canadian resident corporations, trusts or other entities should consult their own tax advisors regarding their particular circumstances.

        Canadian unitholders will generally be required to include in their income for tax purposes for a particular year the portion of the income of the Trust for that particular taxation year, including net realized taxable capital gains, if any, that is paid or payable to the Canadian unitholder in the particular taxation year, whether such amount is received in additional trust units or cash. Provided that appropriate designations are made by the Trust, such portion of its net taxable capital gains as is paid or payable to a Canadian unitholder will effectively retain its character and be treated as such in the hands of the unitholder for purposes of the Tax Act.

        The non-taxable portion of any net realized capital gains of the Trust that is paid or payable to a Canadian unitholder in a taxation year will not be included in computing the Canadian unitholder's income for the year. Any other amount in excess of the income of the Trust that is paid or payable to a Canadian unitholder in such year also will not generally be included in the Canadian unitholder's income for the year. However, where such other amount is paid or payable to a Canadian unitholder (other than as proceeds of disposition of trust units), the Canadian unitholder generally will be required to reduce the adjusted cost base of a trust unit to the Canadian unitholder by such amount. To the extent that the adjusted cost base of a trust unit would otherwise be less than zero, the negative amount will be deemed to be a capital gain realized by the Canadian unitholder from the disposition of the trust unit and the Canadian unitholder's adjusted cost base in respect of the trust unit will be increased by the amount of such deemed capital gain to zero.

        Upon the actual or deemed disposition of a trust unit, including its redemption, a capital gain (or a capital loss) will generally be realized to the extent that the proceeds of disposition of the trust unit exceed (or are exceeded by) the aggregate of the adjusted cost base of the trust unit to the Canadian unitholder and any costs of disposition. For the purpose of determining the adjusted cost base to a Canadian unitholder of a trust unit, when a trust unit is acquired, the cost of the newly acquired trust unit will be averaged with the adjusted cost base of all trust units owned by the Canadian unitholder as capital property that were acquired before that time. For this purpose, the cost of trust units that have been issued as an additional distribution will generally be equal to the amount of the net income or capital gain distributed to the Canadian unitholder in trust units. A consolidation of trust units following a distribution paid in the form of additional trust units will not be regarded as a disposition of trust units and will not affect the aggregate adjusted cost base to a Canadian unitholder of trust units.

        Under the Tax Act, one-half of capital gains ("taxable capital gains") are included in an individual's income and one-half of capital losses ("allowable capital losses") are generally deductible only against taxable capital gains. Any unused allowable capital losses may be carried back up to three taxation years and forward indefinitely and deducted against net taxable capital gains realized in any such other year to the extent and under the circumstances described in the Tax Act. Capital gains realized by individuals may give rise to alternative minimum tax. If any transactions of the Trust are reported by it on capital account but are subsequently determined by the CRA to be on income account, there may be an increase in the net income of the Trust for tax purposes and the taxable component of redemption proceeds (or any other amounts) distributed to unitholders, with the result that Canadian resident unitholders could be reassessed by the CRA to increase their taxable income by the amount of such increase.

        If, at any time, the Trust delivers physical gold bullion and silver bullion to any Canadian unitholder upon a redemption of a Canadian unitholder's trust units, the Canadian unitholder's proceeds of disposition of the trust units will generally be equal to the aggregate of the fair market value of the distributed physical gold bullion and silver bullion and the amount of any cash received, less any capital gain or income realized by the Trust on the disposition of such physical gold bullion and silver bullion and allocated to the Canadian unitholder. The cost of any physical gold bullion and silver bullion distributed by the Trust in specie will generally be equal to the fair market value of such physical gold bullion and silver bullion at the time of the distribution. Pursuant to the Trust Agreement, the Trust has the authority, subject to the tax proposal relating to the allocation of income and capital gains to redeeming unitholders discussed below, to distribute, allocate and designate any income or taxable capital gains of the Trust to a Canadian unitholder who has redeemed trust units during a year in an amount equal to the taxable capital gains or other income realized by the Trust as a result of such redemption (including any taxable capital gain or income realized by the Trust in distributing physical gold bullion and silver bullion to a unitholder who has redeemed trust units for such physical gold bullion and silver bullion, and any taxable capital gain or income realized by it before, at or after the redemption on selling physical gold bullion and silver bullion in order to fund the payment of the cash redemption proceeds), or such other amount that is determined by the Trust to be reasonable. The Manager anticipates that the Trust will generally make such an allocation where the Manager determines that the Trust realized a capital gain on such redemption and the Trust had net realized capital gains for that year for which the Trust was not entitled to a capital gains refund (as described under "Material Tax Considerations  —  Material Canadian Federal Income Tax Considerations  —  Canadian Taxation of the Trust"). Any such allocations will reduce the redeeming Canadian unitholder's proceeds of disposition for the purposes of the Tax Act.

        Draft legislation released on July 30, 2019 contained a Tax Proposal, effective for taxation years beginning on or after March 19, 2019, that denies a mutual fund trust a deduction in respect of (i) the portion of an allocation of a capital gain made to a unitholder on a redemption of a unit of the mutual fund trust that is greater than the capital gain that would otherwise have been realized by the unitholder on the redemption, and (ii) an allocation of ordinary income made to a unitholder on a redemption, in each case, if the unitholder's redemption proceeds are reduced by the allocation. If such Tax Proposal is enacted in its current form, any taxable capital gains that would otherwise have been designated to redeeming unitholders may be made payable to the remaining, non-redeeming unitholders to ensure the Trust will not be liable for nonrefundable income tax thereon. Accordingly, the amounts of taxable distributions made to unitholders of the Trust may be greater than they would have been in the absence of such amendments.

        The Manager anticipates that the Trust generally will treat gains as a result of dispositions of physical gold bullion and silver bullion as capital gains (see above under "Material Tax Considerations  —  Material Canadian Federal Income Tax Considerations  —  Canadian Taxation of the Trust") and that it anticipates that when the Trust distributes physical gold bullion and silver bullion on the redemption of trust units by Canadian unitholders, any resulting taxable capital gains of the Trust (to the extent that there are resulting net realized capital gains of the Trust for the related taxation year) for which the Trust is not entitled to a capital gains refund, as described under "Canadian Taxation of the Trust" generally will be designated as taxable capital gains of such unitholders. If any transactions of the Trust are reported by it on capital account but are subsequently determined by the CRA to be on income account, there may be an increase in the net income of the Trust for tax purposes and the taxable component of redemption proceeds (or any other amounts) distributed to unitholders, with the result that Canadian unitholders could be reassessed by the CRA to increase their taxable income by the amount of such increase.

Unitholders Not Resident in Canada

        This portion of the description is applicable to a unitholder who, at all relevant times for purposes of the Tax Act, has not been and is not resident in Canada or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold its trust units in connection with a business that the unitholder carries on, or is deemed to carry on, in Canada at any time, and is not an insurer or bank who carries on an insurance or banking business or is deemed to carry on an insurance or banking business in Canada and elsewhere(a "Non-Canadian unitholder"). Prospective non-resident purchasers of trust units should consult their own tax advisors to determine their entitlement to relief under any income tax treaty between Canada and their jurisdiction of residence, based on their particular circumstances.

        Any amount paid or credited by the Trust to a Non-Canadian unitholder as income of or from the Trust, whether such amount is received in additional trust units or cash (other than an amount that the Trust has designated in accordance with the Tax Act as a taxable capital gain) and including an amount paid on a redemption of trust units to a Non-Canadian unitholder that is designated as a distribution of income in accordance with the Trust Agreement generally will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an income tax treaty between Canada and the Non-Canadian unitholder's jurisdiction of residence. Pursuant to the Convention Between Canada and the United States of America With Respect to Taxes on Income and on Capital, as amended (the "Treaty"), a Non-Canadian unitholder who is a resident of the United States and entitled to benefits under the Treaty will generally be entitled to have the rate of Canadian withholding tax reduced to 15% of the amount of any distribution that is paid or credited as income of or from the Trust. A Non-Canadian unitholder that is a religious, scientific, literary, educational or charitable organization that is resident in, and exempt from tax in, the United States may be exempt from Canadian withholding tax under the Treaty, provided that certain administrative procedures are observed regarding the registration of such unitholder.

        Any amount paid or credited by the Trust to a Non-Canadian unitholder that the Trust has validly designated in accordance with the Tax Act as a taxable capital gain, including such an amount paid on a redemption of trust units, generally will not be subject to Canadian withholding tax or otherwise be subject to tax under the Tax Act.

        The Trust does not presently own any "taxable Canadian property" and does not intend to own any taxable Canadian property. However, if the Trust realizes a capital gain on the disposition of a taxable Canadian property and that gain is treated under the Tax Act and in accordance with a designation by the Trust as being distributed to a Non-Canadian unitholder, there may be Canadian withholding tax at the rate of 25% (unless reduced by an applicable tax treaty) on both the taxable and non-taxable portions of the gain.

        Any amount in excess of the income of the Trust that is paid or payable by the Trust to a Non-Canadian unitholder (including the non-taxable portion of capital gains realized by the Trust) generally will not be subject to Canadian withholding tax. Where such excess amount is paid or becomes payable to a Non-Canadian unitholder, otherwise than as proceeds of disposition or deemed disposition of trust units or any part thereof, the amount generally will reduce the adjusted cost base of the trust units held by such Non-Canadian unitholder. (However, the non-taxable portion of net realized capital gains of the Trust that is paid or payable to a

Non-Canadian unitholder will not reduce the adjusted cost base of the trust units held by the Non-Canadian unitholder.) If, as a result of such reduction, the adjusted cost base to the Non-Canadian unitholder in any taxation year of trust units would otherwise be a negative amount, the Non-Canadian unitholder will be deemed to realize a capital gain in such amount for that year from the disposition of trust units. Such capital gain will not be subject to tax under the Tax Act, unless the trust units represent "taxable Canadian property" to such Non-Canadian unitholder. The Non-Canadian unitholder's adjusted cost base in respect of trust units will, immediately after the realization of such capital gain, be zero.

        A disposition or deemed disposition of a trust unit by a Non-Canadian unitholder, whether on a redemption or otherwise, will not give rise to any capital gain subject to tax under the Tax Act, provided that the trust unit does not constitute "taxable Canadian property" of the Non-Canadian unitholder for purposes of the Tax Act. Trust units will not be "taxable Canadian property" of a Non-Canadian unitholder unless at any time during the 60-month period immediately preceding their disposition by such Non-Canadian unitholder, (i) 25% or more of the issued trust units were owned by or belonged to one or more of the Non-Canadian unitholder, persons with whom the Non-Canadian unitholder did not deal at arm's length and partnerships in which the Non-Canadian unitholder or persons with whom the non-Canadian unitholder did not deal at arm's length holds a membership interest directly or indirectly through one or more partnerships; and (ii) the trust units derived directly or indirectly more than 50% of their fair market value from any combination of "Canadian resource properties" (which definition in the Tax Act does not include gold bullion and silver bullion), real or immovable property situated in Canada, timber resource properties (as defined in the Tax Act) or options or interests in such properties or the trust units were otherwise deemed to be taxable Canadian property. Assuming that the Trust adheres to its mandate to invest and hold substantially all of its assets in physical gold bullion and silver bullion, the trust units should not be taxable Canadian property.

        Even if trust units held by a Non-Canadian unitholder were "taxable Canadian property", a capital gain from the disposition of trust units may be exempted from tax under the Tax Act pursuant to an applicable income tax treaty or convention. A capital gain realized on the disposition of trust units by a Non-Canadian unitholder entitled to benefits under the Treaty (and who is not a former resident of Canada for purposes of the Treaty) should be exempt from tax under the Tax Act.

        Non-Canadian unitholders whose trust units constitute "taxable Canadian property" and who are not entitled to relief under an applicable income tax treaty are referred to the discussion above under "Material Tax Considerations  —  Canadian Taxation of Unitholders  —  Unitholders Resident in Canada" relating to the Canadian tax consequences in respect of a disposition of a trust unit.

        The Manager anticipates that the Trust generally will treat gains as a result of dispositions of physical gold bullion and silver bullion as capital gains (see above under "Material Tax Considerations  —  Material Canadian Federal Income Tax Considerations  —  Canadian Taxation of the Trust") and that it anticipates that when the Trust distributes physical gold bullion and silver bullion on the redemption of trust units by Non-Canadian unitholders, any resulting taxable capital gains of the Trust (to the extent that there are resulting net realized capital gains of the Trust for the related taxation year) for which the Trust is not entitled to a capital gains refund, as described under "Material Tax Considerations  —  Material Canadian Federal Income Tax Considerations  —  Canadian Taxation of the Trust" generally will be designated as taxable capital gains of such unitholders. If such treatment is accepted by the CRA, there will be no Canadian withholding tax applicable to such distributions, and Non-Canadian unitholders will not be subject to tax under the Tax Act on amounts so designated. However, if the CRA were to consider that such gains instead were gains from an adventure in the nature of trade, the distribution of such gains generally would be subject to Canadian withholding tax, as discussed above. Similarly, if the Trust disposed of physical gold bullion and silver bullion (or other assets) at a gain and designated one-half of that gain as a taxable capital gain of a Non-Canadian unitholder who had redeemed trust units for cash, the full amount of such gain generally would be subject to Canadian withholding tax if the CRA were to treat such gain as being from an adventure in the nature of trade rather than as a capital gain.

        In addition to the foregoing, if the CRA were to assess or re-assess the Trust itself on the basis that gains were not on capital account, then the Trust could be required to pay Canadian income tax on such gains under Part I of the Tax Act, which could reduce the NAV for all unitholders, including Non-Canadian unitholders.

International Information Reporting

        Generally, investors will be required to provide their dealer with information related to their tax residency or citizenship and, if applicable, a foreign tax identification number. If an investor does not provide the information or is identified as a U.S. citizen or a foreign (including U.S.) tax resident, additional details about the investor and their investment in the Trust will be reported to the CRA, unless the investment is held within a registered plan. The CRA will provide that information to the U.S. Internal Revenue Service (in the case of U.S. tax residents or citizens) or the relevant tax authority of any country that is a signatory of the Multilateral Competent Authority Agreement on Automatic Exchange of Financial Account Information or that has otherwise agreed to a bilateral information exchange with Canada.

Taxation of Registered Plans

        Provided that either (i) the Trust qualifies as a "mutual fund trust" within the meaning of the Tax Act or (ii) the trust units are listed on a "designated stock exchange" (which currently includes the TSX and the NYSE Arca) for purposes of the Tax Act, the trust units, if issued on the date hereof, will be qualified investments under the Tax Act and the regulations thereunder for deferred profit sharing plans, tax-free savings accounts ("TFSAs"), registered disability savings plans ("RDSPs"), registered education savings plans ("RESPs"), RRSPs and registered retirement income funds ("RRIFs") collectively ("Registered Plans").

        Notwithstanding that the trust units may be qualified investments for RRSPs, RRIFs, RESPs, RDSPs, and TFSAs, the subscriber of a RESP, the holder of a RDSP or TFSA, as the case may be, or the annuitant under a RRSP or RRIF, as the case may be, will be subject to penalty taxes in respect of the trust units if such properties are a "prohibited investment" (as defined in the Tax Act) for the RESP, RDSP, TFSA, RRSP or RRIF, as applicable. Trust units will not generally be a prohibited investment provided that the subscriber, holder or annuitant, as applicable, deals at arm's length with the Trust for purposes of the Tax Act and does not have a "significant interest" (within the meaning of the Tax Act) in the Trust. Generally, a subscriber, holder or annuitant, as the case may be, will not have a "significant interest" in the Trust unless the subscriber, holder, or annuitant, as the case may be, owns interests as a beneficiary under the Trust that have a fair market value of 10% or more of the fair market value of the interests of all beneficiaries under the Trust, either alone or together with persons and partnerships with which the subscriber, holder or annuitant, as the case may be, does not deal at arm's length. In addition, the trust units will not be a "prohibited investment" if such units are "excluded property" as defined in the Tax Act for a trust governed by a RESP, RDSP, TFSA, RRSP or RRIF.

        Amounts of income and capital gains included in a Registered Plan's income are generally not taxable under Part I of the Tax Act, provided that the trust units are qualified investments for the Registered Plan. Unitholders should consult their own advisors regarding the tax implications of establishing, amending, terminating or withdrawing amounts from a Registered Plan.

U.S. ERISA CONSIDERATIONS

        The following disclosure is a summary of certain aspects of laws and regulations applicable to retirement plan investments as such laws and regulations are in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not address every issue that may be applicable to the trust units or a particular investor.

        The U.S. Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (collectively, "ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification, prohibitions on conflicts of interest and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the ERISA Plan. Each purchaser of trust units that is an ERISA Plan should understand that none of the Trust, the Trustee, the Manager, the GP, the Custodians, or their respective affiliates has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with an ERISA Plan's investment pursuant hereto.

        Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan as well as those plans and accounts that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, and entities that are deemed to hold the assets of such plans and accounts (together with ERISA Plans, the "Plans") and certain persons ("parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

        Any Plan fiduciary that proposes to cause a Plan to purchase the trust units should consult with his, her or its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

        Non-U.S. plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state, local or non-U.S. laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code ("Similar Law"). Fiduciaries of any such plans should consult with their counsel before purchasing the trust units to determine the need for, if necessary, and the availability of, any exemptive relief under any Similar Law.

        Under ERISA and the U.S. Department of Labor's "Plan Asset Regulations" at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, when a Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that either less than 25 percent of the total value of each class of equity interests in the entity is held by "benefit plan investors" (as defined in Section 3(42) of ERISA), which we refer to as the "25 percent test", or the entity is an "operating company", as defined in the Plan Asset Regulations. In order to be considered a "publicly-offered security," the trust units must be (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the Trust and of one another, and (iii) either (1) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (2) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which the securities are a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the Trust's fiscal year during which the offering of such securities to the public occurred. It is anticipated that the Trust will not qualify as an "operating company", and the Trust does not intend to monitor investment by benefit plan investors in the Trust for purposes of satisfying the 25 percent test. The Trust anticipates, however, that it will qualify for the exemption under the Plan Asset Regulations for "publicly-offered securities", although there can be no assurance in that regard.

        By acquiring the trust units, each purchaser and subsequent transferee thereof will be deemed to (and may be required to) represent and warrant that either (i) no portion of the assets used by such purchaser or transferee to acquire the trust units constitutes assets of any ERISA Plan or other plan subject to Similar Law, or (ii) the acquisition, holding and disposition of the trust units by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

AUDITORS

        The Financial Statements incorporated in this prospectus by reference have been audited by KPMG LLP, Chartered Professional Accountants, Licensed Public Accountants, as stated in their report, which is incorporated herein by reference. KPMG LLP has advised the Trust and the Manager that it was independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario for the period under audit in respect of the Trust's financial year ended December 31, 2020.

 LEGAL MATTERS

        Certain legal matters relating to the trust units offered by this prospectus will be passed upon for us by Stikeman Elliott LLP, Toronto, Ontario, Canada, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario, Canada, with respect to matters of United States law. As of the date hereof, the "designated professionals" (as such term is defined in Form 51-102F2  —  Annual Information Form) of Stikeman Elliott LLP beneficially own, directly or indirectly, less than 1% of any class of trust units issued by the Trust.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents listed under "Documents Incorporated by Reference"; consents of accountants and counsel; and powers of attorney.

EXEMPTIONS AND APPROVALS

        The Trust has obtained exemptive relief from the Canadian securities regulatory authorities for relief from NI 81-102 to permit (i) the Trust to invest up to 100% of its assets, taken at market value at the time of purchase, in physical gold bullion and silver bullion; (ii) the appointment of the Mint as custodian of the Trust's physical gold bullion and silver bullion assets; (iii) purchases of trust units on NYSE Arca and the TSX and redemption requests to be submitted directly to the registrar and transfer agent of the Trust; (iv) the redemption of trust units and payment upon redemption of trust units all as described under "Sprott Physical Gold and Silver Trust  —  Business of the Trust  —  Redemption of Trust Units for Physical Gold Bullion and Silver Bullion" and "Sprott Physical Gold and Silver Trust  —  Business of the Trust  —  Redemption of Trust Units for Cash"; and (v) the Trust to establish a record date for distributions in accordance with the policies of the TSX and NYSE Arca. The Trust has also obtained exemptive relief from the requirement to file compliance reports or audit reports in accordance with Appendix B-1 of NI 81-102.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

        The Business Corporations Act (Ontario) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation shall not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request. In addition to the conditions set out above, the Business Corporations Act (Ontario) provides that, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the corporation shall not indemnify an individual described above unless the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where an individual has met the conditions set out under (a) and (b) above and was not judged by the court or other competent authority in such a proceeding to have committed any fault or omitted to do anything that the individual ought to have done, such individual is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

        Both the trust agreement and the management agreement provide that the Registrant will indemnify and hold harmless the Manager and its partners, officers, agents and employees from and against any and all expenses, losses, damages, liabilities, demands, charges, costs and claims of any kind or nature whatsoever (including legal fees, judgments and amounts paid in settlement, provided that the Registrant has approved such settlement in accordance with the trust agreement) in respect of the acts, omissions, transactions, duties, obligations or responsibilities of the Manager as manager to the Registrant, except where such expenses, losses, damages, liabilities, demands, charges, costs or claims are caused by acts or omissions of the Manager done or suffered in breach of its standard of care or through the Manager's own negligence, willful misconduct, willful neglect, default, bad faith or dishonesty or a material failure in complying with applicable Canadian laws or the provisions set forth in the management agreement or the trust agreement.

        The Registrant does not carry any insurance to cover such potential obligations and, to the Manager's knowledge, none of the foregoing parties are insured for losses for which the Registrant has agreed to indemnify them.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Concurrently with the filing of this Registration Statement on Form F-10, the Trustee is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (c)
  Any change to the name or address of the Registrant's and the Trustee's agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description
4.1	The annual information form of the Registrant for its fiscal year ended December 31, 2020, dated March 22, 2021 (incorporated by reference to Exhibit 99.5 to the Registrant's annual report on Form 40-F, filed with the SEC on March 22, 2021 (File No. 001-38346)).
4.2

The audited annual financial statements of the Registrant for its fiscal year ended December 31, 2020 and the report of the auditors thereon (incorporated by reference to Exhibit 99.6 to the Registrant's annual report on Form 40-F, filed with the SEC on March 22, 2021 (File No. 001-38346)).

4.3

The annual management report of fund performance of the Registrant for its fiscal year ended December 31, 2020 (incorporated by reference to Exhibit 99.6 to the Registrant's annual report on Form 40-F, filed with the SEC on March 22, 2021 (File No. 001-38346)).

5.1	Consent of KPMG LLP.
6.1	Powers of Attorney (included in Part III of this Registration Statement).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 8, 2021.

SPROTT PHYSICAL GOLD AND SILVER TRUST By Sprott Asset Management LP, as manager of the Trust
By:	/s/ JOHN CIAMPAGLIA
	Name:	John Ciampaglia
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Ciampaglia and Kevin Hibbert, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement and any registration statements filed pursuant to Rule 429 under the Securities Act of 1933 relating to this Registration Statement and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on April 8, 2021.

Signature	Title
Sprott Asset Management LP, Manager of the Trust
/s/ JOHN CIAMPAGLIA John Ciampaglia	Chief Executive Officer and Director* (Principal Executive Officer)
/s/ VARINDER BHATHAL Varinder Bhathal	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ KEVIN HIBBERT Kevin Hibbert	Director*
/s/ WHITNEY GEORGE Whitney George	Director*

*
Director of Sprott Asset Management GP Inc., general partner of the Manager of the Trust.

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, State of Delaware on April 8, 2021.

PUGLISI & ASSOCIATES (Authorized Representative in the United States)
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director